UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2026

AEYE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39699	37-1827430
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

4670 Willow Road, Suite 125, Pleasanton, California	94588
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (925) 400-4366

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	LIDR	The Nasdaq Stock Market LLC
Warrants to receive one share of Common Stock	LIDRW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Restructuring of Management Compensation

On May 13, 2026, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of AEye, Inc. (the “Company”), as part of its ongoing review of the Company’s executive compensation and retention programs, approved changes and made recommendations regarding certain aspects of the compensation of our named executive officers.

Adoption of Amended and Restated Change in Control Severance Agreement

On May 14, 2026, the Board, on the recommendation of the Committee, ratified the adoption of a form of an Amended and Restated Change in Control Severance Agreement (the “Amended Severance Agreement”) to be entered into with eligible participants and authorized the Company to enter into the Amended Severance Agreement with Matthew Fisch, the Company’s Chief Executive Officer, which will provide, in the case of a Unilateral Termination, as defined below, Mr. Fisch with a severance payment equal to his base salary for 12 months and payment of group health insurance coverage for an equal period of time.

The Amended Severance Agreement did not materially modify any of the severance payments and benefits associated with a “change in control” (as defined in the Amended Severance Agreement), however, the Amended Severance Agreement now provides for severance payments and benefits in the event that the participant: (i) voluntarily resigns for “good reason” (as defined in the Amended Severance Agreement) or (ii) is involuntary terminated by the Company without “cause” (as defined in the Amended Severance Agreement), and such separation from service does not occur in connection with, or within a specified period of time following, a “change in control” (each, a “Unilateral Termination”).

Upon a Unilateral Termination, and subject to his or her satisfaction of the conditions to severance described below, an eligible participant, including our named executive officers, would be entitled to receive: (i) a severance payment equal to a percentage of such participant’s base salary; and (ii) payment of group health insurance coverage for an equal period of time following the Unilateral Termination.

As a condition to any participant’s receipt of severance benefits under the Amended Severance Agreement, the participant must sign a general waiver and release of claims, the form of which is attached as an exhibit to the Amended Severance Agreement, confirm his or her obligations under the Company’s standard form of proprietary information agreement, and allow the recission period to expire and the waiver and release of claims to become effective.

The foregoing description of the Amended Severance Agreement is not complete and is qualified in its entirety by reference to the full text of the Form of Amended and Restated Change in Control Severance Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated into this Item 5.02 by reference.

Changes to Base Salary and Bonus Target

On May 13, 2026, the Committee approved an increase in the annual base salary of Conor B. Tierney, the Company’s Chief Financial Officer, from $361,000 to $385,000, effective as of May 1, 2026, and increased Mr. Tierney’s annual bonus target from 65% of his annual base salary to 70% of his annual base salary.

On May 14, 2026, the Board, on the recommendation of the Committee, approved an increase in the annual base salary of Mr. Fisch from $500,000 to $562,000, effective as of May 1, 2026.

As a result of a restructuring of our named executive officers, after these increases are effective, the overall spend for base compensation for our named executive officers will decrease by 24% on go-forward basis.

Item 9.01. Financial Statement and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Form of Amended and Restated Change in Control Severance Agreement.

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEye, Inc.

Dated: May 15, 2026
	By:	/s/ Andrew S. Hughes
Andrew S. Hughes
Executive Vice President, General Counsel & Corporate Secretary

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